UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2014

Lorillard, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34097	13-1911176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

714 Green Valley Road

Greensboro, North Carolina 27408-7018

(Address of principal executive offices, including zip code)

(336) 335-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On July 15, 2014, Lorillard, Inc., a Delaware corporation (the “Company”), Reynolds American Inc., a North Carolina corporation (“RAI”), and Lantern Acquisition Co., a Delaware corporation and a wholly owned subsidiary of RAI (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of RAI. The Company’s board of directors unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and unanimously resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each share of Company common stock (other than treasury stock held by the Company or owned by a subsidiary of the Company, RAI or Merger Sub and shares owned by stockholders of the Company who have properly made and not withdrawn a demand for appraisal rights) will be converted into the right to receive a unit consisting of (i) $50.50 per share in cash and (ii) 0.2909 fully paid and non-assessable shares of common stock of RAI (the “Merger Consideration”).

Pursuant to the Merger Agreement, at the Effective Time, each outstanding Company equity award (including stock options and stock appreciation rights), whether vested or unvested, will be cancelled in exchange for cash based on the Merger Consideration less, in the case of a stock option, the per share exercise price. In addition, each restricted stock unit and unvested share of restricted Company common stock will, immediately prior to the Effective Time, be converted into unrestricted shares of Company common stock and, at the Effective Time, converted into the right to receive the Merger Consideration.

The completion of the Merger is subject to certain conditions, including, among others, (i) the adoption of the Merger Agreement by the Company’s stockholders, (ii) the approval by RAI’s shareholders of the issuance of RAI common stock in the Merger (the “Stock Issuance”), (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) the absence of legal restraints prohibiting the completion of the Merger and (v) the effectiveness of the registration statement on Form S-4 to be filed by RAI with the Securities and Exchange Commission and the approval for listing on the New York Stock Exchange of the RAI common stock to be issued in the Merger. In addition, RAI’s obligation to complete the Merger is subject to the absence of any legal restraint under applicable antitrust laws that results in any prohibition or limitation on the ownership, control or operation of the businesses of the surviving corporation, RAI or their respective subsidiaries, which, individually or in the aggregate, would reasonably be expected to result in a Substantial Detriment (as defined in the Merger Agreement).

Each of the Company and RAI has made representations and warranties in the Merger Agreement. The Company and RAI have each also agreed to various covenants and agreements, including, among other things, to conduct their respective businesses in the ordinary course in all material respects during the period between the execution of the Merger Agreement and completion of the Merger and not to engage in certain kinds of transactions during this period.

The Company has also agreed not to (i) solicit proposals relating to certain alternative transactions or (ii) participate in any substantive discussions or negotiations or furnish any non-public information relating to the Company in connection with any proposal for an alternative transaction, subject to certain exceptions to permit the Company’s board of directors to comply with its fiduciary duties. Notwithstanding these “no-shop” restrictions, prior to obtaining the Company stockholder approval, under specified circumstances the Company’s board of directors may change its recommendation in connection with an intervening event or in connection with a superior proposal (in which latter case the Company may also terminate the Merger Agreement to accept such superior proposal upon payment of the termination fee described below).

The Merger Agreement contains certain termination rights for both the Company and RAI, including if the Merger is not completed on or before July 15, 2015 (which date will be automatically extended to January 15, 2016 if certain closing conditions related to antitrust matters have not been satisfied) and if the approval of the Company’s stockholders or RAI’s shareholders is not obtained. If the Merger Agreement is terminated in connection with the Company entering into an alternative acquisition agreement in respect of a superior proposal or making a change of recommendation, or in certain other circumstances, the Company must pay RAI a termination fee of $740 million. In the event the Merger Agreement is terminated by the Company due to a change of recommendation by RAI’s board of directors, RAI will be obligated to pay the Company a termination fee of $740 million.

In addition, RAI has agreed that it will appoint Murray S. Kessler, the Chairman and President and Chief Executive Officer of the Company (or, if Mr. Kessler is no longer a member of the Company’s board of directors upon completion of the Merger, such other member of the Company’s board of directors as may be designated by the Company who is reasonably acceptable to RAI’s board of directors) to the board of directors of RAI upon completion of the Merger.

The foregoing description of the Merger Agreement does not purport to be a complete description of its terms and is qualified in all respects by reference to the complete text of the Merger Agreement, a copy of which is being filed as Exhibit 2.1 hereto and is incorporated into this Item 1.01 by reference.

A copy of the Merger Agreement has been included as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, RAI or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the Merger Agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, RAI or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01.	Other Events.

Other Merger-Related Transactions

In connection with the Merger Agreement, on July 15, 2014, RAI and Lignum-2, L.L.C. (“Imperial Sub”), a wholly owned subsidiary of Imperial Tobacco Group PLC (“Imperial”), entered into an asset purchase agreement (the “Asset Purchase Agreement”), pursuant to which Imperial Sub has agreed to purchase, immediately following the completion of the Merger, the KOOL, Salem, Winston, Maverick and blu eCigs brands and certain other assets for a total consideration of $7.1 billion in cash (subject to certain adjustments). Also, on July 15, 2014, in connection with the asset sale the Company and Imperial Sub entered into a Transfer Agreement, pursuant to which Imperial Sub agreed to acquire certain assets owned by the Company, including its manufacturing and R&D facilities in Greensboro, N.C., and approximately 2,900 employees. The closing of the asset sales is subject to completion of the Merger and, in addition, to certain other conditions, including the approval of the asset purchase by Imperial’s shareholders. In the event the Asset Purchase Agreement is terminated due to a change of recommendation by Imperial’s board of directors, Imperial may be obligated to pay a termination fee of $210 million.

In addition, on July 15, 2014, RAI, British American Tobacco p.l.c. (“BAT”) and Brown & Williamson Holdings, Inc., a wholly owned subsidiary of BAT, entered into a Subscription and Support Agreement (the “Subscription Agreement”), pursuant to which BAT agreed to subscribe for and purchase a number of shares of RAI common stock such that BAT will maintain its 42% ownership level of the outstanding RAI common stock immediately following completion of the Merger and after giving effect to the Stock Issuance for a total consideration of $4.7 billion (the “Share Purchase”). The completion of the Share Purchase is subject to, among other customary conditions, satisfaction or waiver of the conditions to completion of the Merger. The Subscription Agreement also provides that BAT must vote all of the shares of RAI common stock held by it in favor of the Stock Issuance and must not transfer any of its shares of RAI common stock or enter into any voting arrangement with respect to any of its shares of RAI common stock before completion of the Share Purchase.

Press Release

On July 15, 2014, the Company and RAI issued a joint press release announcing the proposed transactions. A copy of the press release is furnished as Exhibit 99.1 hereto.

Forward Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Lorillard, Inc. (“Lorillard”) concerning the proposed transaction involving Reynolds American Inc. (“Reynolds American”) and Lorillard (the “transaction”) and other future events and their potential effects on Lorillard, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of Lorillard’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. Those factors include, without limitation: the ability to obtain the approval of the transaction by Lorillard’s stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the ability to realize the expected synergies resulting for the transaction in the amounts or in the timeframe anticipated; the ability to integrate Lorillard’s businesses into those of Reynolds American’s in a timely and cost-efficient manner; the impact of regulatory initiatives, including the regulation of cigarettes and electronic cigarettes and a possible ban or regulation of the use of menthol in cigarettes by the Food and Drug Administration, and compliance with governmental regulations; the outcome of pending or future litigation; health concerns, claims, regulations and other restrictions relating to the use of tobacco products and exposure to environmental tobacco smoke; the effect on pricing and consumption rates of legislation, including actual and potential federal and state excise tax increases, and tobacco litigation settlements; continued intense competition from other cigarette and electronic cigarette manufacturers; the continuing decline in volume in the domestic cigarette industry; changes in the price, quality or quantity of tobacco leaf and other raw materials available for use in Lorillard’s cigarettes; reliance on a limited number of suppliers for certain raw materials; and other risks and uncertainties, including those detailed from time to time in Lorillard’s periodic reports filed with the Securities and Exchange Commission, including Lorillard’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. Risk Factors” of Lorillard’s 2013 Annual Report on Form 10-K and its Quarterly Report for the quarterly period ended March 31, 2014, which were filed with the Securities and Exchange Commission on February 21, 2014 and April 24, 2014, respectively, for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect Lorillard’s actual results. The forward-looking statements in this report are qualified by these risk factors. Each statement speaks only as of the date of this report (or any earlier date indicated in this report) and Lorillard undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Additional Information and Where to Find It

This report may be deemed to be solicitation material in respect of the proposed transaction involving Lorillard and Reynolds American. In connection with the proposed transaction, Reynolds American will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include the joint proxy statement of Reynolds American and Lorillard that also constitutes a prospectus of Reynolds American. Lorillard and Reynolds American plan to mail the definitive joint proxy statement/prospectus to their respective stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LORILLARD, REYNOLDS AMERICAN, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Lorillard and Reynolds American through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive joint proxy statement/prospectus and other documents filed by Lorillard with the SEC by contacting Robert Bannon, CFA Director, Investor Relations, at investorrelations@lortobco.com or by calling (336) 335-7000.

Lorillard and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Lorillard’s stockholders in respect of the proposed transaction that will be described in the joint proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Lorillard’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Lorillard is set forth in Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Proxy Statement on Schedule 14A, dated April 4, 2014, which are filed with the SEC. Additional information regarding the interests of Lorillard’s directors and executive officers in the proposed transaction, which may be different than those of Lorillard’s stockholders generally, will be contained in the joint proxy statement/prospectus when filed with the SEC.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger, dated as of July 15, 2014, by and among Lorillard, Inc., Reynolds American Inc. and Lantern Acquisition Co.

99.1	Joint Press Release issued by Reynolds American Inc. and Lorillard, Inc. on July 15, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORILLARD, INC.
(Registrant)

By:	/s/ Ronald S. Milstein
Ronald S. Milstein
Executive Vice President, Legal and External Affairs, General Counsel and Secretary

Dated: July 15, 2014

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 15, 2014, by and among Lorillard, Inc., Reynolds American Inc. and Lantern Acquisition Co. (the Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request)

99.1	Joint Press Release issued by Reynolds American Inc. and Lorillard, Inc. on July 15, 2014